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Exhibit 10.35

WELLPOINT HEALTH NETWORKS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As restated effective December 4, 2001)

ARTICLE I
PURPOSE

        The purpose of the WellPoint Health Networks Inc. Supplemental Executive Retirement Plan is to provide additional retirement benefits to selected executives of WellPoint Health Networks Inc. and its affiliates and to provide additional incentives for them to remain in employment with WellPoint and its affiliates. The Plan was adopted effective June 1, 2000 and restated effective December 4, 2001.

        This Plan is intended to be a plan that is unfunded and that is maintained by WellPoint Health Networks Inc. primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA").

ARTICLE II
DEFINITIONS

        In this Plan, the following terms have the meanings indicated below:

        2.1    "Committee"    means the Compensation Committee of the Board of Directors of the Company, as constituted from time to time. The Committee has full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee's full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

        2.2    "Company"    means WellPoint Health Networks Inc. and any successor to substantially all of the assets or business of WellPoint Health Networks Inc. that, by appropriate action, adopts this Plan.

        2.3    "Final Average Pay"    means for each Participant the average annual salary and target annual bonus for the last five (5) Years of Benefit Service (or the total Years of Benefit Service if fewer than five (5)).

        2.4    "Other Plan Offset Amount"    means the benefit which is payable to a Participant (or his or her spouse) from (i) the WellPoint Health Networks Inc. Pension Accumulation Plan, as amended from time to time, (ii) the Supplemental Pension Benefit portion of the WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan, as amended from time to time, (iii) any other defined benefit pension plan maintained at any time by a WellPoint Company or an entity that is or was acquired by a WellPoint Company, or which merges or consolidates with a WellPoint Company, or which acquires a WellPoint Company, (iv) if determined by the Committee at the time that an individual commences participation in the Plan, under a defined benefit pension plan of a predecessor employer of the Participant or (v) any annuity contract acquired under or upon termination of such plan. If any such benefit is payable other than in the form of a single life annuity or at a different time than the benefits payable under this Plan, the Other Plan Offset attributable thereto will be adjusted using the applicable actuarial assumptions that would be in effect under the WellPoint Health Networks Inc. Pension Accumulation Plan with respect to that Participant' s benefits on the date that benefits under this Plan become payable.

        2.5    "Participant"    means a current or former officer of a WellPoint Company who has been selected by the Committee for participation in this Plan and has received written notice of such participation. An individual who becomes a Participant shall remain a Participant so long as he or she retains an accrued benefit under the Plan, but further accrual of benefits will be subject to the terms of the Plan.

        2.6    "Plan"    means this WellPoint Health Networks Inc. Supplemental Executive Retirement Plan, as amended from time to time.

        2.7    ""WellPoint Company"    means the Company and any other entity while that entity is a parent or a subsidiary of the Company.

        2.8    "Years of Benefit Service"    means the total of a Participant's Years of Service, provided that (i) when the individual first becomes a Participant, the Committee may exclude certain Years of Service rendered before he or she becomes a Participant, (ii) the Committee may include all or a portion of a Participant's service rendered to an entity before it becomes a WellPoint Company, and (iii) the Committee may at any time cease future accrual of Years of Benefit Service for a Participant. A Participant may be credited with fractional Years of Benefit Service.

        2.9    "Year of Service"    means each 365 days of service rendered by a Participant for a WellPoint Company.

        2.10    "Year of Vesting Service"    means each Year of Service rendered by a Participant for a WellPoint Company after the later of January 1, 2000 or the date that the individual commences participation in the Plan.

ARTICLE III
AMOUNT OF BENEFIT

        3.1    Retirement Benefit.

          (a)    Normal Retirement.    If a Participant terminates employment on or after attaining age sixty-two (62) and after completing five (5) full years of vesting service, the Participant shall be entitled to receive an annual retirement benefit for life, payable in monthly installments beginning on the first day of the month on or after such termination that, before reduction for the Other Plan Offset Amount, equals (i) his or her Applicable Retirement Percentage multiplied by (ii) his or her Final Average Pay and (iii) if the Participant has less than fifteen (15) Years of Benefit Service, multiplied by a fraction the numerator of which is the Participant's full Years of Benefit Service and the denominator of which is fifteen (15). The Applicable Retirement Percentage for each Participant shall be either fifty (50%) or sixty (60%) as designated by the Committee at the time that the Participant is selected for participation in the Plan; provided that the Committee may, in its sole discretion after participation commences, either change the Applicable Percentage applicable to future Years of Benefit Service from 50% to 60% or vice versa or increase the percentage from 50% to 60% applicable to all Years of Benefit Service.

          (b)    Early Retirement.    If a Participant terminates employment before attaining age sixty-two (62), but after completing five (5) full Years of Vesting Service, the Participant may elect to receive benefits on the first day of any month beginning on or after the later of the date of termination or attainment of age fifty-five (55), but not later than the first day of the month on or after attainment of age sixty-two (62). The annual retirement benefit (before reduction for the Other Plan Offset Amount) shall be the benefit computed in accordance with subsection (a), based on the number of Years of Benefit Service the Participant has actually completed as of commencement of retirement benefits, reduced by 6.75% for each year (or .5625% for each full calendar month) that benefits commence before the first day of the month on or after the Participant would attain age sixty-two (62).

          (c)    Other Plan Offset Amount.    The amount of the single life annuity payable to a Participant pursuant to subparagraph (a) or (b) above shall be further reduced by the Other Plan Offset Amount.

        3.2    Other Terminations.    Except as provided in Section 3.3 below, if a Participant terminates employment with all WellPoint Companies before completing five (5) full Years of Vesting Service, no benefits shall be payable under the Plan to or on behalf of such Participant.

        3.3    Certain Terminations.    If a Participant's employment is terminated under circumstances that would make such Participant eligible for benefits under the WellPoint Health Networks Inc. Officer Change-in-Control Plan, as in effect on the date of adoption of this Plan or such termination, then (i) such Participant shall be deemed to have five (5) full Years of Vesting Service at the time of such termination for purposes of Sections 3.1 and 3.2 and (ii) such Participant shall, for purposes of this Plan, be credited with such number of additional Years of Benefit Service, and shall be deemed to be older by such number of years, as is set forth in the Officer Change in Control Plan.

ARTICLE IV
DISTRIBUTIONS

        4.1    Distribution of Benefits.    A Participant must elect the manner in which his or her benefits will be paid out by following the procedures described below and by satisfying such additional requirements as the Committee may reasonably determine.

          (a)    Elections.    When a Participant first confirms his initial participation in the Plan, the Participant must elect, in writing, which of the distribution options described below will govern payment of the Participant's benefits.

          (b)    Timing.    A Participant's benefits will be distributed, based on the Participant's election under (a) above, beginning with the first day of the month beginning after the later of the Participant's termination of employment with all WellPoint Companies or attainment of age fifty-five (55) or, if later, the date, if any, specified by the Participant in his election. Any date specified by the Participant must be at least twelve (12) full calendar months from the date of the election and in no event later than the date on which the Participant would attain age sixty-two (62).

          (c)    Form.    A Participant's benefits will be distributed, based on the Participant's election under (a) above, in one of the following forms: (i) a single life annuity payable to the Participant during his or her lifetime and ending with the date of the Participant's death; or (ii) a joint and survivor annuity payable to the Participant during his or her lifetime and ending with the date of the Participant's death, with provision for the continuance of retirement benefits to the spouse to whom the Participant is married on the date that benefit distributions begin under this Plan during the lifetime of such spouse in an amount equal to fifty percent (50%) or one hundred percent (100%) of the monthly benefit paid to the Participant prior to the Participant's death. If the Participant elects a joint and survivor annuity, the amount payable during the Participant's lifetime and the amount on which the continuing survivor benefit will be based will be determined using the actuarial assumptions that would be in effect for the Participant under the WellPoint Health Networks Inc. Pension Accumulation Plan on the date that benefits under this Plan become payable.

          (d)    Subsequent Elections.    Subject to approval by the Committee and to the requirements of Sections 4.1(b) and 4.1(c) above, a Participant may change a distribution election as to timing or form by submitting the change to the Committee in writing. A subsequent election will be valid only if the distribution commences more than twelve (12) months after the date of such subsequent election and if the prior specified distribution date would have commenced more than twelve (12) months after the date of the election change.

          (e)    Default.    If the Committee does not have a proper distribution election on file for a Participant, the Participant's benefits will begin in the form of a single life annuity on the first day of the month beginning after the later of the Participant's termination of employment with all WellPoint Companies or the Participant's attainment of age fifty-five (55).

        4.2    Withholding.    The Company will deduct from Plan payouts, or from other compensation payable to a Participant or his or her spouse, amounts required by law to be withheld for taxes with respect to benefits under this Plan.

ARTICLE V
PRE-RETIREMENT DEATH BENEFIT

        If a Participant who has completed at least five (5) full Years of Vesting Service dies before commencement of retirement benefits under the Plan, the spouse (if any) to whom the Participant is married on the date of his or her death shall be entitled to receive an annual survivor benefit payable in monthly installments beginning on the first day of the month beginning after the later of the date of the Participant's death or the date the Participant would have attained age fifty-five (55) and ending with the date of the surviving spouse's death. The annual survivor benefit will be equal to the survivor benefit that the spouse would have received had the Participant commenced receipt of benefits on the date that such survivor benefits begin in the form of a fifty percent (50%) joint and survivor annuity.

ARTICLE VI
NON-COMPETITION REQUIREMENT

        Notwithstanding any other provision of the Plan, if a Participant at any time without the prior written approval of the Committee, engages, directly or indirectly (including, but not limited to, as a director, principal, partner, venturer, employee, consultant or agent), or has any direct or indirect interest, in any business similar to or competitive with that being carried on by a WellPoint Company or affiliate at the time of the Participant's termination of employment in any area of the world where any WellPoint Company or an affiliate carries on such business, no further benefit payments shall be made under the Plan to the Participant or his or her spouse after the Participant first so engages in, or acquires an interest, in such business. Included within the meaning of an indirect interest for purposes of this Article VI is, by way of example only, an interest in a trust, corporation, venture or partnership which, in turn, owns an interest in any such business, or an interest in any such business through a nominee, agent, option or other device. However, nothing in this Article VI will prevent a Participant from serving on boards of companies for which he serves as a director on the date that he or she becomes a Participant, or from owning an interest in a mutual fund or an interest of no more than one percent (1%) of the outstanding equity interest of a corporation whose stock is listed on a national stock market. If any of the provisions of this Article VI would contravene or be invalid under any applicable law, such contravention or invalidity shall not invalidate all of the provisions of this Article VI, but rather this Article VI shall be construed insofar as such law is concerned as not containing the particular provision or provisions held to be invalid in said state and the rights and obligations shall be construed and enforced accordingly.

ARTICLE VII
MISCELLANEOUS

        7.1    Limitation of Rights.    Participation in this Plan does not give any individual the right to be retained in the service of any entity. Subject to the terms of any written employment agreement executed by both parties thereto, both the WellPoint Companies and each Participant reserve the right to terminate the Participant's employment at any time for any or no reason and with or without advance notice.

        7.2    Claims Procedure.    If a Participant or his or her spouse ("Claimant") believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee. The Claimant will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the application. If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee. This request will include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant's eligibility for benefits within 60 days of receipt of the request for review.

        After satisfaction of the claims procedures described above, any remaining dispute shall be subject to arbitration.

        7.3    Assignment.    To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his spouse.

        7.4    Inability to Locate Recipient.    If a benefit under the Plan remains unpaid for two years from the date it becomes payable, solely by reason of the inability of the Committee to locate a Participant or his or her spouse entitled to the payment, the benefit shall be treated as forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.

        7.5    Amendment and Termination.    The Company may amend or terminate the Plan at any time, provided that no amendment or termination may adversely affect a Participant's rights under the Plan with respect to benefits already accrued based on Years of Benefit Service rendered before, and Final Average Pay determined as of, the date of such amendment or termination, without the Participant's written consent. Notwithstanding the above, upon termination of the Plan, the Company may satisfy its obligations to each Participant hereunder by making a current single sum cash payment equal to the present value of the Participant's then accrued benefit, based on reasonable actuarial assumptions adopted by the Committee. In addition, the Company may amend the Plan to restrict a Participant's right to change his or her election with respect to the timing and form of benefit, if and to the extent that the Company deems necessary to avoid the constructive receipt of benefits by Participants for tax purposes before actual distribution of benefits. Any amendment to the Plan must be made in writing; no oral amendment will be effective.

        7.6    Applicable Law.    To the extent not governed by Federal law, the laws of the State of California govern the Plan. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

        7.7    No Funding.    The Plan constitutes a mere promise by the Company to make payments in the future in accordance with the terms of the Plan. A Participant and his or her surviving spouse shall have the status of general unsecured creditors of the Company. Except to the extent provided below in Section 7.8, Plan benefits will be paid from the general assets of the Company and nothing in the Plan will be construed to give a Participant or any other person rights to any specific assets of the WellPoint Companies. In all events, it is the intention of the WellPoint Companies that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

        7.8    Trust.    Except to the extent the Committee determines otherwise before a benefit is credited under the Plan, Plan benefits will be paid from the assets of a grantor trust (the "Trust") established by the Company to assist it in meeting its obligations and, to the extent that such assets are not sufficient, by the Company. The Trust shall conform to the terms of the Internal Revenue Service Model Trust as described in Internal Revenue Service Procedure 92-64.

        7.9    Plan Year.    The Plan Year of the Plan shall be the calendar year.

        7.10    Predecessor Employer Benefits.    Each Participant shall identify the amount and provide the Committee or its delegate with written materials from any predecessor employer showing the calculation of benefits payable to the Participant under the predecessor's defined benefit pension plan, if benefits from such plan are to be included in the Other Plan Offset Amount.

        IN WITNESS WHEREOF, WellPoint Health Networks Inc. has caused this Plan to be executed by its duly authorized representative on the date indicated below.

WELLPOINT HEALTH NETWORKS INC.

By:	/s/ LEONARD D. SCHAEFFER	December 4, 2001
Date

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WELLPOINT HEALTH NETWORKS INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (As restated effective December 4, 2001)
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III AMOUNT OF BENEFIT
ARTICLE IV DISTRIBUTIONS
ARTICLE V PRE-RETIREMENT DEATH BENEFIT
ARTICLE VI NON-COMPETITION REQUIREMENT
ARTICLE VII MISCELLANEOUS